Exhibit 99.2
Contact:
Nathan Leight
Chairman of the Board
Aldabra 2 Acquisition Corp.
(212) 710-4100
Jason Weiss
Chief Executive Officer and Secretary
Aldabra 2 Acquisition Corp.
(212) 710-4100
FOR IMMEDIATE RELEASE
ALDABRA 2 ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING
     New York, New York, June 22, 2007 — Aldabra 2 Acquisition Corp. (AMEX: AII.U) announced today that it has completed its initial public offering of 41,400,000 units, including the 5,400,000 units subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $414,000,000 to the Company. Holders of units can separately trade the common stock and warrants included in such units commencing on or about June 28, 2007. The common stock and warrants will be listed on the American Stock Exchange under the symbols AII and AII.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol AII.U.
     Lazard Capital Markets LLC acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, New York 10020.
     The Company also announced the simultaneous consummation of the private sale of 3,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of approximately $3,000,000. The warrants were purchased by Nathan Leight, the Company’s Chairman of the Board, and Jason Weiss, the Company’s Chief Executive Officer and Secretary. The warrants are identical to the warrants included in the units sold in the initial public offering except that they are exercisable on a cashless basis and will not be redeemable by the Company so long as they are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be transferred, assigned or sold by them until the later of June 19, 2008 and 60 days after the Company has completed a business combination.
     Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $399,500,000 (or approximately $9.65 per share sold in the initial public offering) was placed in trust. Audited financial statements as of June 22, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.
     Aldabra 2 Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry.

Forward Looking Statements
     This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.
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